Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Kim Khalvati
Investor Relations Administration
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Announces $75 Million Infrastructure Cost Reduction Plan for 2009

San Francisco, CA, January 21, 2009 — Williams-Sonoma, Inc. (NYSE: WSM) today announced a series of actions that it is taking during the Company’s fiscal year 2008 fourth quarter to reduce its fiscal year 2009 fixed and semi-fixed overhead costs by approximately $75 million. These actions are being taken in order to align the Company’s infrastructure with current sales trends and to strengthen its long-term competitive positioning.

These actions include:

(i) an 18% reduction in company-wide full-time headcount (approximately 1,400 positions);

(ii) the closure of the Company’s 38,000 square foot Camp Hill, Pennsylvania call center; and

(iii) the closure of a 500,000 square foot distribution facility in Memphis, Tennessee.

All of these actions will be completed by January 31, 2009. The Company expects to incur a pre-tax charge in the fourth quarter of fiscal year 2008 of approximately $14 million to $15 million related to these actions, or $0.08 to $0.09 per diluted share on an after-tax basis. This charge, of which approximately $4 million is expected to be paid in the fourth quarter of fiscal year 2008 and the balance in fiscal year 2009, primarily relates to severance and lease related costs.

Including this charge, the Company still expects to deliver diluted earnings per share in the fourth quarter of fiscal year 2008 at the lower end of the Company’s previously announced guidance range of $0.10 to $0.30 per diluted share.

In fiscal year 2009, the Company expects these actions to reduce employment and occupancy expenses by approximately $60 million. The Company also expects an additional $15 million in further overhead cost reductions from actions taken in the areas of catalog production, supply chain operations, and information technology. Combined, the Company estimates that these actions will result in fiscal year 2009 cost savings of approximately $75 million on a pre-tax basis.

Howard Lester, Chairman and Chief Executive Officer, commented, “In addition to the actions we are taking this quarter, we are continuing to target further 2009 reductions in inventory, catalog circulation, retail leased square footage growth, and capital spending. Accordingly, in 2009, we are now projecting the following: a reduction in 2009 year-end merchandise inventories in the range of 10% to 12% versus previous guidance in the

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range of 7% to 10%; catalog circulation reductions in the range of 15% to 20%, unchanged from previous guidance; retail leased square footage growth (net of closures) of approximately 2% versus previous guidance of 3%; and capital spending in the range of $90 million to $100 million versus previous guidance in the range of $95 million to $105 million. All of these initiatives will allow us to maintain our financial flexibility, while at the same time focus on those strategic objectives that will enhance our competitive positioning when these macro headwinds subside.”

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or do not prove correct, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to cost reduction actions to be completed by January 31, 2009, statements relating to our fourth quarter 2008 results, statements relating to future financial guidance and results, statements relating to reduced expenses in fiscal year 2009, statements relating to further 2009 expense reductions, and statements relating to 2009 reductions in inventory, catalog circulation, retail leased square footage growth and capital spending.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the fourth quarter of fiscal year 2008; new interpretations of or changes to current accounting rules; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; competition from companies with concepts or products similar to ours; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management; our ability to manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the SEC, including our Annual Report on Form 10-K for the fiscal year ended February 3, 2008 and all subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these statements.

ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 626 stores, seven direct mail catalogs and six e-commerce websites.

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